EXHIBIT 3.1



                            COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION
                            ARTICLES OF ORGANIZATION

Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia the undersigned states as follows:

1. The name of the limited liability company is Crestar Securitization, LLC (hereinafter referred to as the "Company").

2. The address of the initial registered office in Virginia is 919 East Main Street, Richmond, Virginia 23219, located in the City of Richmond.

3. A. The registered agent's name is Linda F. Rigsby, Esq., whose business address is identical with the registered office.

         B.       The registered agent is (mark appropriate box)
                  (1)      an INDIVIDUAL who is a resident of Virginia and
                           [ ] a member/manager of the limited liability company
                           [X]      an officer/director of a corporate
                                    member/manager of the limited liability
                                    company

                           [ ]      a general partner of a general or limited
                                    partnership member/manager of the limited
                                    liability company
                           [X]      a member of the Virginia State Bar
                                                    OR
                  (2)      [ ]      a professional corporation or a
                                    professional limited liability company of attorneys registered under Virginia Code ss.
                                    54.1-3902

4. The post office address of the principal office where the records will be maintained pursuant to Virginia Code ss. 13.1-1028 is 919 East Main Street, Richmond, Virginia 23219, located in the City of Richmond.

5. The purpose of the Company shall be strictly limited to the issuance of Securities (as defined in the Company's Operating Agreement) secured primarily by Collateral (as defined in the Company's Operating Agreement) and in connection therewith to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with Collateral; to engage in the establishment of one or more trusts to hold pools of Collateral deposited by the Company in such trusts and in consideration of such deposits, to deliver to the Company Securities evidencing ownership interests in such pools of Collateral; to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal in or with Securities; to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal in or with Collateral; and to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal in or with any or all of the ownership interests in trusts established


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         by other entities, institutions or individuals. Subsequent to the issuance of any series of Securities, the Company may sell the Collateral securing Securities to a limited-purpose trust, partnership or corporation, subject to the lien in favor of such Securities. Subject to the limitations contained herein and in the Company's Operating Agreement, as amended from time to time, the Company may engage in any activity that is incidental to or that renders convenient the accomplishment of any or all of the foregoing and that is not prohibited by law or required to be set forth specifically herein or in the Company's Operating Agreement. The Company shall not engage in any other business. In addition, the Company shall not incur any indebtedness other than (a) indebtedness evidenced by Securities, (b) expenses incidental to the issuance of Securities, and (c) indebtedness that (i) carries a rating equal to or higher than the lowest rating assigned to any outstanding Securities by a nationally recognized statistical credit rating agency, (ii) is fully subordinate to any outstanding Securities and does not constitute a claim against the Company for any purpose, including without limitation for purposes of commencing an involuntary petition against the Company under any Chapter of the United States Bankruptcy Code, for so long as the Securities are outstanding or (iii) is nonrecourse, payable only from cash in excess of that required to make payments on the Securities, and does not constitute a claim against the Company for any purpose to the extent such excess cash flow is insufficient to pay the additional debt. In the event of any dissolution of the Company pursuant to
         Article 9 of the Virginia Limited Liability Company Act, the Company shall not liquidate any Collateral without the consent of the holders of any then-outstanding Securities, and such holders of Securities shall retain all rights with respect to such Collateral under any related security agreement.

6.       Signature:

         By: /s/ David B. Rich, III
             ----------------------
                 David B. Rich, III, Esq.
                 Organizer